Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2003 relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of SpeechWorks International, Inc. for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 29, 2003